January 23, 1997

                         WBMA-TV/Birmingham, AL

                                RIDER ONE

     You shall be entitled to network non-duplication protection, with respect to network non-duplication protection, as defined by Rule 76.92 of the Federal Communications Commission Rules, as follows:

     a. The geographic zone of network non-duplication protection shall be the Area of Dominant Influence ("ADI") (as defined by Arbitron) or the Designated Market Area ("DMA") (as defined by Nielsen) in which your station is located, or any lesser zone pursuant to any geographic restrictions contained in the Federal Communications Commission rules and regulations, now or as subsequently modified.

     b. Network non-duplication protection shall extend to all ABC television network programs that you broadcast in accordance with this Agreement. Protection shall not extend to individually pre-empted programs of an otherwise cleared series.

     c. Network non-duplication protection shall begin 48 hours prior to the live time period designated by us for broadcast of that network program by your station, and shall end at 12:00 Midnight on the seventh day following that designated time period.

You are under no obligation to exercise in whole or in part the network non-duplication rights granted under this Agreement.

TV Alabama, Inc.                       American Broadcasting
                                       Companies, Inc.


By: /s/ James R. Vergin           By:   /s/ Michael Nissenblatt
Name:   James R. Vergin              Name:  Michael Nissenblatt


Title:Vice President       Title: Vice President-Affiliate Research